Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-184466) of The Howard Hughes Corporation, and

(2)
Registration Statements (Form S-8 No. 333-170431, Form S-8 No. 333-170432, Form S-8 No. 333-171909, and Form S-8 No. 333-171910) pertaining to the 2010 Amended and Restated Incentive Plan of The Howard Hughes Corporation;

of our report dated March 20, 2020, with respect to the consolidated financial statements of DLV/HHPI Summerlin, LLC, included in this Form 10-K/A - Amendment No. 1 to the Annual Report on Form 10-K of The Howard Hughes Corporation for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Dallas, Texas
March 20, 2020